CLINICAL TRIAL RESEARCH AGREEMENT

BY AND AMONG

SENESCO TECHNOLOGIES, INC.

AND

MAYO CLINIC

SNS01-T-001

Phase 1/2 Open-Label, Multiple-Dose, Dose-Escalation Study to Evaluate the Safety and Tolerability of SNS01-T Administered by Intravenous Infusion in Patients with Relapsed or Refractory Multiple Myeloma

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CLINICAL TRIAL RESEARCH AGREEMENT

This Clinical Trial Research Agreement (this "Agreement") is entered into as of August 15, 2011 (the "Effective Date"), by and among Mayo Clinic; 200 First St. SW; Rochester, MN, 55905-0001, hereinafter called "Institution" on behalf of itself and its employee John Lust, MD, Mayo Clinic; 200 First St. SW; Rochester, MN, 55905-0001, hereinafter called "Investigator" and Senesco Technologies, Inc., hereinafter called "Sponsor". The Institution and Sponsor are hereinafter individually referred to as a "Party" and are collectively known as the "Parties".

Sponsor desires Institution under the direction of the Investigator to study SNS01-T (the "Study Product") and Institution and Investigator are willing to perform certain clinical trial research with respect to the Study Product (the "Study"). The Investigator is an employee of the Institution and willing to act as investigator in relation to the conduct of the Study. The Parties hereto agree as follows:

1. **Study**

Institution shall ensure that the study to be performed under this Agreement shall be performed in strict accordance with the terms of the final protocol (as approved by the Parties and the applicable Institutional Review Board ("IRB") and as it may be amended from time to time in accordance with the terms of this Agreement) (the "Protocol") which is entitled SNS01-T-001, A Phase 1/2 Open-Label, Multiple-Dose, Dose-Escalation Study to Evaluate the Safety and Tolerability of SNS01-T Administered by Intravenous Infusion in Patients with Relapsed or Refractory Multiple Myeloma. A copy of the Protocol is attached hereto and incorporated herein as Exhibit B for the purposes of identification. The Institution acknowledge receipt of the Protocol.

2. **Investigator**

A. Investigator will be responsible for the direction and supervision of all Study efforts. Institution shall ensure that the Study is conducted strictly in accordance with applicable Institution policies, the terms of the applicable IRB approval for the Study, the Protocol, this Agreement, all applicable federal, state and local laws, rules, regulations, guidelines and other governmental requirements and all applicable industry and professional standards, including, but not limited to, the Medicare/Medicaid anti-kickback statute, 42 U.S.C. § 1320a-7b, and similar state laws, the Federal Food, Drug and Cosmetic Act, and the FDA regulations. ("Laws") and the quality standards of good clinical practices including without limitation those set out in the FDA's most recent guidance and regulations concerning current good clinical practice. In the event that the Investigator leaves or is removed from the Institution (or is otherwise unwilling or unavailable to direct the Study in accordance with this Agreement), then Institution shall, as soon as practicable, provide written notice of such event to Sponsor. Any subsequently appointed investigator must be approved, in writing in advance, by Sponsor and such new investigator shall be required to comply with all the terms and conditions of the Protocol and this Agreement and to sign each such document as evidence of such agreement. In addition, Sponsor shall perform all of its obligations in accordance with all Laws, including but not limited to those referenced herein.

B. Institution may appoint one or more collaborating physicians ("Sub-Investigators") to participate in the Study. Such Sub-Investigators shall work under the supervision of and shall report to the Investigator. The Institution shall ensure that all Sub-Investigators undertake all activity related to the Study in accordance with the terms of this Agreement and the Protocol and hereby provide, in respect of each Sub-Investigator, warranties and undertaking to perform each of the obligations of Investigator under this Agreement other than those relating to the Investigator's obligation to supervise the Study, which obligation shall be performed solely by Investigator.

C. Institution shall not, without the prior written consent of Sponsor, sub-contract or otherwise engage any consultant or other third party to perform any of the activities or obligations under this Agreement.

3. **Conduct of Study**

A. Investigator shall conduct and supervise the Study in accordance with the provisions of this Agreement and the Protocol and in accordance with the Study's budget, set forth in Exhibit A.

B. All terms and payments of compensation, benefits, and any other conditions of engagement, including but not limited to payment of taxes, for any Study Personnel and any other support staff who may be used in the performance of the Study shall be solely a matter between the Institution and such individuals. Study Personnel shall not be deemed to be employees of Sponsor or entitled to any benefits offered by Sponsor to Sponsor's employees.

C. Sponsor reserves the right to limit enrollment by giving notice to Institution (which may be provided by notice to Investigator) to cease further enrollment in the Study ("Enrollment Cap"). Upon receipt of such notice, Institution agrees to enroll no additional patients in the Study. In the event of such a notice to cease further enrollment, the total sums payable by Sponsor pursuant to this Agreement shall be pro-rated for the number of patients enrolled to the date of issue of such notice, with any funds for patients beyond the Enrollment Cap previously paid by Sponsor to Institution being refunded to Sponsor.

4. **Representations and Warranties**

A. Sponsor represents and warrants to Institution that:

(i) it has the legal right and power to enter into this Agreement (including the right to authorize Institution to conduct the Study with respect to the Study Product), and the execution of this Agreement will not constitute a material default under any other agreement to which it is a party in relation to the Study Product;

(ii) to its knowledge, Sponsor's provision of any information, data or material under this Agreement will not violate or infringe upon the rights of any third party patent or trade secret; and

(iii) it shall perform its obligations under this Agreement in compliance with all Laws.

B. Institution represents and warrants to Sponsor that:

(i) it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, it will not enter into any agreement which would in any way prevent it from performing, conflict with or restrict their ability to perform the Study in accordance with this Agreement;

(ii) it has the requisite and necessary experience, equipment, facilities, personnel and capability to properly conduct the Study in accordance with this Agreement;

(iii) it has obtained or will obtain and thereafter will maintain for the term of this Agreement, all licenses, authorizations, approvals and reviews required by Law to conduct the Study; and

(iv) it will (i) maintain its equipment in number and type such that Institution possesses all equipment and software necessary to perform the Study and that the equipment used to conduct the Study is and shall at all times be in good working condition so as to permit the performance

of the Study in compliance with all Laws, (ii) upgrade and/or replace equipment and software as necessary to permit the performance of Study in accordance with all Laws, (iii) exercise its commercially reasonable efforts to supply additional equipment and software capacity to meet any unforeseen requirements for the Study, (iv) Institution's applicable database applications and electronic records systems and facilities which are used in the performance of the Study, including without limitation the database to be used by Institution for the tracking, handling, recording, reporting and transmitting of data generated during the Study have been fully validated and are compliant with all Laws.

C. Each Party hereto hereby represents, warrants and covenants to the other that: (i) it has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other actions, corporate or otherwise are necessary with respect thereto, and (ii) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement's terms.

5. **Non-Exclusion**

A. Institution certifies and represents and warrants that neither it nor any other person who is or will perform services hereunder, including the Investigator and any Sub-Investigators ("Study Personnel") is or has been (or will be during the term of this Agreement):

(i) an individual who is debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application (a "Debarred Individual") and no debarment action, suit, claim, investigation or legal or administrative proceedings ("Debarment Action") has commenced or, to the best of the Institution's or Investigator's knowledge, is pending or threatened against either of them or any Study Personnel;

(ii) an employer, employee, or partner of a Debarred Individual, or a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from submitting or assisting in the submission of any abbreviated drug application (a "Debarred Entity"), or an employee, partner, shareholder, member, subsidiary, or affiliate of a Debarred Entity;

(iii) excluded from participation in any state or federal healthcare program, as defined in 42 U.S.C. §1320a-7b(f) for the provision of items or services for which payment may be made by a federal healthcare program;

(iv) contracted with any employee, contractor, agent, vendor or vendor's affiliate knowing that the contracting party is excluded from participation in any state or federal healthcare program; or

(v) subject to a final adverse action, as defined in 42 U.S.C. § 1320a-7a(e) and 42 U.S.C. § 1320a-7a(g), or has a final adverse action pending against it or its affiliates.

B. Institution agrees to immediately inform Sponsor in writing if Institution or any Study Personnel become a Debarred Individual or if any Debarment Action is commenced, or pending against Institution or any Study Personnel.

C. In the event that Institution or Investigator becomes debarred as set forth in this Article 5 or utilizes the services of an individual, corporation, partnership or association that has been debarred, Sponsor shall have the right to automatically terminate this Agreement upon receipt of such notice without any further action or notice. Additionally, in the event that Institution or Investigator receives any notice of debarment actions, Sponsor shall have the right to terminate this Agreement, pursuant to the provisions of Article 10.C.

6. **Institution Obligations**

A. Institution shall, and will ensure that the Study Personnel shall:

(i) (a) strictly adhere to the terms of the Protocol, (b) adhere to Sponsor's written instructions relative to the Protocol, (c) conduct the Study in accordance with the applicable quality standards of good clinical practice, (d) conduct the Study in accordance with the requirements of the Statement of Investigator, United States Food and Drug Administration ("FDA") Form 1572 (as described in 21 of Code of Federal Regulations ("CFR") 312.53) whose terms are incorporated by reference herein. Investigator shall complete, sign, and deliver a Form 1572 to Sponsor prior to the commencement of the Study; and (e) comply with all Laws, including but not limited to, the Federal Food, Drug, and Cosmetic Act, as amended, ("FFDCA"), Health Insurance Portability and Accountability Act of 1996 ("HIPAA") including the Standards for Privacy of Individually Identifiable Health Information (the "Privacy Rule"), and the anti-kickback and related provisions of the Social Security Act;

(ii) maintain all records and reports as required under this Agreement, all Laws and the Protocol and upon the reasonable request of Sponsor, submit reports (whether orally or in writing which will be stipulated by Sponsor at the time of the request) on the progress of the Study; written reports, including but not limited to, status of the budget, and subject recruitment, will be provided within thirty (30) days of a request from Sponsor;

(iii) ensure that the Study Personnel shall be capable professionally and duly qualified and have all necessary experience and expertise to perform such services in accordance with this Agreement;

(iv) obtain authorization for the use and disclosure of Protected Health Information ("PHI") for research purposes from each of the Study subjects (and/or their duly authorized representatives) in full compliance with the Privacy Rule of the HIPAA;

(v) be responsible for reporting and tracking of all adverse events ("AEs") in compliance with all Laws and the Protocol and Investigator shall be responsible for updating all AEs, including any expedited safety reports. Institution shall notify Sponsor within forty-eight (48) hours after learning of any adverse reaction (whether serious or not) incurred during or as the result of the Study, and provide a written confirmation report of such event promptly thereafter;

(vi) promptly provide Sponsor with all information in their possession or control as may be needed to assist Sponsor in the identification and resolution of problems or unexpected occurrences involving the Study Product or its use in the Study;

(vii) hold, store and transport all supplies of the Study Product in compliance with all Laws, and comply with all reasonable requests of Sponsor regarding the return of all unused Study Product on completion or premature termination of the Study or the termination of this Agreement or written notification from Sponsor of the expiry of the useable shelf life of the Study Product and keep (and provide to Sponsor on request) appropriate records of the conditions in which Study Product is stored and also of the Study Product received, dispensed, used, and returned in accordance with Laws and the Protocol;

(viii) not conduct any research activities with or use the Study Product other than as explicitly set out in the Protocol; and

(ix) neither Institution nor any Study Personnel shall improperly use or disclose to Sponsor or any of its directors, officers, employees or agents, any confidential information belonging to any third party with whom Institution has an agreement or duty to keep such information confidential, and

that Institution shall not bring onto the premises of Sponsor any such information in any medium unless consented to in writing by such third party.

7. **Study Monitoring and Inspection Rights**

A. Sponsor, its project monitor(s) and others designated by Sponsor, at mutually agreeable times during the Study or as applicable after completion or early termination of the Study shall be entitled, at Sponsor's expense, to:

(i) examine and inspect, at regular business hours, Institution facilities required for performance of the Study;

(ii) subject to applicable patient confidentiality considerations, inspect, audit, and copy or have copied, all records, data and work product arising during and in the course of the Study conducted under this Agreement; and

(iii) inspect and make copies of all data necessary for Sponsor to confirm that the Study is being or was conducted in conformance with this Agreement.

Notwithstanding anything to the contrary, site visits by Sponsor and/or their designee will be scheduled in advance for times mutually acceptable to the Parties. Institution will be given at least a two-week notice of these visits, except as may be justified by exceptional circumstances (including, but not limited to, an unexplained adverse event), Sponsor and/or their designee will coordinate their efforts so that frequency of site visits that are not justified by exceptional circumstances to Institution will be no greater than one visit every six to eight weeks, with a visit duration of less than three days.

B. Institution agrees to cooperate with an audit, and to prepare responses to any deficiencies identified in any Sponsor audit within ten (10) business days of being notified of such deficiencies. Promptly after the conclusion of an audit in which deficiencies were noted and Institution has submitted responses, the Parties shall meet to agree on a plan for implementation of corrective measures. Sponsor agrees that it shall not disclose to any third party any information unrelated to the Study ascertained by Sponsor in connection with any such audit or examination, except to the extent required by Law. Sponsor shall reimburse Institution for reasonably incurred expenses associated with any inspection, audit or investigation relating to the Study ("Inspection") instigated by Sponsor, unless such Inspection finds that Institution breached this Agreement or any Law. Notwithstanding the existence of Sponsor's rights under this Article 7, Sponsor shall be under no obligation to exercise these rights.

C. Institution agrees to assist Sponsor, to the extent deemed reasonable by Sponsor, in order to facilitate Sponsor's representatives' examination, inspection, auditing and copying of materials relating to the Study and in order to enforce the rights granted to Sponsor in this Article 7.

8. **Clinical Trial Approvals**

A. Institution shall be responsible for obtaining the following:

(i) approval of the Protocol, any informed consent relating to the Study and advertisement, if any, pertaining to the enrollment of subjects in the Study by the appropriate IRB prior to beginning any Study on human being subjects; and

(ii) in advance of any intervention or their participation in the Study, from each human subject (or their duly authorized representative), a signed informed consent which complies with all Laws.

B. In the event Institution's IRB requires changes in the Protocol, informed consent or related forms, Sponsor shall be advised in advance and all modifications to the Protocol, informed consent and related forms must be approved in advance and in writing by Sponsor. Institution shall not modify the Study described in the Protocol without the prior written approval of Sponsor.

C. Institution shall provide to Sponsor documentation verifying review and approval by the IRB of the Protocol (identifying the version of the Protocol which received IRB approval), and the information to be provided to potential subjects of the Study including but not limited to the informed consent and HIPAA authorization, as applicable; original Case Report Forms for each patient participating in the Study; supporting source documentation where needed; and such other reports when and as required by the Study or any Laws or as may be requested by Sponsor from time to time.

D. All Study subjects must meet the legal age and competency requirements of the state in which the Study is to be conducted. In the event that a Study subject is a minor or otherwise is incompetent under the laws of such state, the parent(s) or legal guardian(s) of such person shall provide written consent prior to the Study subject's actual participation in the Study.

E. Sponsor acknowledges that Institution has a human research protection program established in accordance with the principles and standards of the Association for the Accreditation of Human Research Protection Programs that is applicable to all clinical research studies, including the Study, that includes: (i) their submittal for prospective and continuing review to Institution's IRB as required by the FDA regulations governing the protection of human research subjects, (ii) obtaining of consent from human research subjects as required by the FDA regulations governing the protection of human research subjects, and (iii) conducting them in accordance with ethical standards such as the Belmont Report.

In furtherance of Institution's human research protection program, Sponsor agrees: (a) to promptly notify Institution directly of (i) non-compliance with the Protocol or Laws related to human research subjects, that could impact the safety or welfare of participating subjects, (ii) serious adverse events that have been reported to the FDA or other governmental agency in relation to the Study at Institution or any other site, (iii) unanticipated problems in the Study at Institution or any other site that could relate to risks to participating subjects, and (iv) circumstances that could affect the IRB's continuing approval of the Study. Institution, through the Investigator and/or IRB as appropriate, shall be responsible for informing subjects of the above important information they learn from Sponsor in accordance with the IRB approved informed consent form. Sponsor shall not contact the Study subjects directly. No other provision of this Agreement shall be construed to override the provisions of this Article.

9. Term of Agreement

The Study shall begin on the Effective Date and shall, unless terminated earlier pursuant to Article 10, continue until both (i) the Study is completed and (ii) all final Study documentation required to be provided under the Protocol is received and accepted by Sponsor. If at any time Institution or Investigator have reason to believe that the Study will not be initiated or completed as per the schedule initially anticipated and agreed upon by the Parties, Sponsor will be advised, in writing, of the reason(s) and length of additional time required to commence or complete work, and this Agreement may be terminated by Sponsor as provided in Article 10.

10. Termination and Effects of Termination

A. Sponsor may terminate this Agreement by giving thirty (30) days written notice to Institution.

B. Notwithstanding any other provision hereof, in the event Sponsor believes that immediate termination is necessary due to its evaluation of risks to enrolled research subject(s), Sponsor may terminate this Agreement immediately.

C. Notwithstanding any other provision hereof, Sponsor shall be entitled to terminate this Agreement, with immediate effect, for any material breach which shall include but will not be limited to Institution's or Investigator's failure to comply with: (a) its obligations, responsibilities and the terms and conditions of this Agreement and the Protocol; (b) its obligations for keeping Sponsor informed of all necessary and relevant information in connection with the Protocol; or (c) any Law relevant to the Study.

D. If for any reason Investigator becomes unavailable to direct the performance of the work under this Agreement, Institution shall notify Sponsor. If the Parties are unable to identify a mutually acceptable successor within forty-five (45) days following the date the Investigator becomes unavailable, this Agreement may be terminated by either Party upon thirty (30) days written notice.

E. Institution or Sponsor may terminate this Agreement at any time if it is determined by Institution's IRB or Sponsor's Data Review Committee that termination is necessary for patient health and safety reasons.

F. In the event of any termination or expiration:

(i) Institution shall return to Sponsor all Equipment (as defined in Article 13 below) and unused materials, including but not limited to, Study Product and clinical supplies (subject to Article 16);

(ii) if this Agreement is terminated, Sponsor shall pay for all direct costs incurred, and applicable indirect costs, up to and including the effective date of termination, and for all non-cancelable obligations made before receipt of notice of termination, even though they may extend beyond such termination date. Any unearned funds paid by Sponsor and held by Institution after satisfying the obligations set forth in this paragraph will be returned to Sponsor. If this Agreement is terminated, study participants will be withdrawn from the Study in a medically appropriate manner. Except in the event of termination because of a material breach by Institution, and unless otherwise specified in writing between the Parties, the total sums payable by Sponsor pursuant to this Agreement shall be pro-rated for actual work performed in accordance with the Protocol to date of notice of termination with any unearned portion of funds previously paid by Sponsor to Institution being refunded to Sponsor within ninety (90)) days of termination;

(iii) each Party shall comply with Article 14.E with respect to the return of Confidential Information; and

(iv) within thirty (30) days following the termination Institution shall provide Sponsor with all Study Data (as defined below), Case Report Forms (as defined below) not already delivered to Sponsor and all related queries, regardless of whether complete or not as well as all other materials and information provided by Sponsor, unless Sponsor directs otherwise in writing. For the avoidance of doubt, Study Data shall not include patient medical records or other source documentation, provided, however, Sponsor shall have the right to review such patient medical records or other source documentation throughout the Study and during the 30 day period following termination.

G. All provisions of this Agreement whose meaning requires them to survive shall survive expiration or termination of this Agreement, including, but not limited to, ownership rights, audit rights, publication rights, record retention and confidentiality, all of which obligations are binding on the appropriate Party and shall remain in full force and effect as set forth in this Agreement.

11. **Records and Reports**

A. Institution shall have the following record keeping and reporting obligations:

(i) ensure that the Investigator and each Sub-Investigator conducting the Study provide Sponsor with a current copy of his/her curriculum vitae (not more than 2 years old) within forty-five (45) days of a request by Sponsor, and maintain current his/her license as a medical practitioner as required by the applicable national, and/or local licensing body, and promptly notify Sponsor of any material changes to the curriculum vitae, license status, or ability to participate in the Study, including any exclusion or threatened exclusion from U.S. federal or state healthcare programs;

(ii) ensure that the Investigator and each Sub-Investigator conducting the Study complete and return to Sponsor or its designee the Financial Certification/Disclosure by Clinical Investigator form prior to the initiation of the Study in order to ensure compliance with 21 CFR Part 54. The Investigator and each Sub-Investigator shall promptly notify Sponsor of any changes in the accuracy of the Financial Certification/Disclosure by Clinical Investigator form during the term of this Agreement, and for one (1) year following completion of the Study;

(iii) preparation and maintenance of complete, accurately written (i) patient medical records, (ii) source documentation, and (iii) all records, accounts, notes, reports and data (including new data) relating to the Study under this Agreement (the "Study Data");

(iv) preparation and submission to Sponsor (in a periodic and timely manner during the term of this Agreement as specified in the Protocol) of all Study Data and other material called for in the Protocol in the form of properly completed patient case report forms ("Case Report Forms"); and

(v) each of Investigator and Institution shall keep Sponsor advised of the status of the Study through the submission of periodic reports as specified in the Protocol, the frequency of which shall be mutually agreed and a final report shall, if requested by Sponsor, be submitted by the Investigator and presented to Sponsor.

B. Subject to any patient confidential material and excluding patient medical records and source documentation, Sponsor shall be the owner of the Study Data and Case Report Forms and all rights, title and interest in and to such Study Data and Case Report Forms shall vest solely with Sponsor. Investigator and Institution agree to assign, and hereby do assign, all of their rights, title and interests in and to the Study Data and Case Report Forms and further agree to execute or ensure the execution of any documents or undertake any further actions if requested by Sponsor to evidence transfer to title to such Study Data and Case Report Forms. Institution shall have the right to use the Study Data it generated under this Agreement solely in order to publish as provided for in Article 15, for continuing internal academic research and education purposes and for treatment and medical care of any Study subject, but not for any commercial purpose whatsoever.

C. Institution further agrees to maintain records and Study Data during and after the term or early termination of this Agreement in compliance with all Laws but in no event for less than five (5) years following expiration or termination of the Study.

D. Institution shall contact Sponsor in writing at least thirty (30) days before the planned destruction of any Study records (whether held in paper or electronic form), at which time Sponsor may request that Institution deliver such records to Sponsor, at Sponsor's expense. Institution shall notify Sponsor of any accidental loss or destruction of Study records. This Section shall survive the termination of this Agreement.

E. Institution shall promptly notify Sponsor in the event that the FDA or any other regulatory authority notifies Institution of a pending inspection/audit relating to the Study or its institutional systems which were utilized during the conduct of the Study or makes written or oral inquiries regarding any aspect of Institution's or Investigator's activities pursuant to this Agreement.

(i) During the term of this Agreement, Institution agrees to permit regulatory authorities to examine the facilities where the Study is being conducted. During any such inspection or inquiry, Institution agrees to make reasonable efforts to disclose only the information required to be disclosed. If possible, Institution shall notify Sponsor in advance of the audit, inspection or investigation by regulatory authorities. Institution will promptly forward to Sponsor any written communication received, initiating, generated by or as a result of the inspection/audit. Such responses shall be made within any deadline set by the issuing regulatory authority. Institution will cooperate with regulatory agency and Sponsor representatives in the conduct of inspections, audits, and investigations and will ensure that records of Study are maintained in a way that facilitates such activities. Sponsor's rights under this subsection do not impose any obligation on Sponsor and do not relieve Institution of any of its obligations under this Agreement.

(ii) Institution shall also provide to Sponsor copies of any documents provided to any inspector or auditor. In the event the FDA or other regulatory authority requests or requires any action to be taken to address any citations, Institution agrees, after consultation with Sponsor, to take such action as necessary to address such citations, and agree to cooperate with Sponsor with respect to any such citation and/or action taken with respect thereto.

(iii) Institution will release any records required to be made available to the inspecting or inquiring authority by Law, but will not release any Confidential Information not required by Law to be provided for inspection or copying without specific prior written consent of Sponsor. To the extent necessary to protect Confidential Information not specifically required by Law to be disclosed, such Confidential Information shall be redacted from all materials disclosed to the regulatory authority performing the subject inspection. Records that will not be released without the prior written consent of Sponsor include, but are not limited to, those involving financial or commercial matters.

(iv) Institution shall promptly provide Sponsor with a copy of all correspondence between Institution and a regulatory authority pertaining to activities undertaken pursuant to this Agreement, purged only of Confidential Information that is unrelated to the activities under this Agreement. Institution shall provide Sponsor with a copy of any response to FDA or another regulatory authority that relates directly to activities under this Agreement. Institution shall immediately notify Sponsor of any violation or deficiency noted by FDA or any other regulatory agency related to the Study. Institution will release any records required to be made available to the inspecting or inquiring authority by Law, provided that Institution complies with Article 14.B(iv), but will not release any Confidential Information not required by Law to be provided for inspection or copying without the specific written consent of Sponsor. Institution shall provide Sponsor with a written report of any inspection related to the Study, noting with specificity each Study-related record or document reviewed by or supplied to the regulatory inspector. Institution shall maintain copies of Study-related records or documents supplied to an inspector in a separate inspection file and, upon request by Sponsor, shall provide copies of any such records or documents to Sponsor.

(v) In the event that Institution receives an audit request related to the Study from any foreign regulatory agencies, the Parties agree that Institution shall be entitled to reasonable compensation for expenses related to such an audit; provided, however, that (1) Sponsor shall have the right to review any invoices submitted by Institution, and shall not be required to pay any expenses that are not reasonable and necessary to comply with the audit request and (2) disputed amounts on invoices shall be payable by Sponsor only upon mutual resolution of the dispute.

12. **Cost and Payment**

The budget for the Study is specified in Exhibit A, which is incorporated by reference into this Agreement. The payment(s) set forth in such budget are acknowledged by the Parties hereto to be adequate consideration for the work undertaken hereunder. It is understood and agreed that the payments set forth in Exhibit A shall cover all administrative, IRB review and all other fees, costs and expenses of the Institution and any Study Personnel for the conduct of the Study or the provision of equipment or services to facilitate the Study, and that no other form of compensation shall be paid to the Institution except as otherwise may be specifically and mutually agreed upon by the Parties in writing. Payments will be made only for those Study patients who meet all of the applicable admission, inclusion and exclusion criteria of the Protocol as well as any other payment criteria listed in Exhibit A. The total payments per Study subject will not exceed the limit indicated in Exhibit A.

In the event Sponsor requires Institution personnel to travel in connection with this Study, Sponsor shall pay all reasonable and documented expenses approved in advance by Sponsor, including, but not limited to, actual travel, room and board.

Institution shall maintain true and complete financial records relating to the Study and the services performed under this Agreement, in accordance with generally accepted accounting principles in the United States. Sponsor shall have the right to audit, at any reasonable time during normal business hours and upon at least ten (10) business days prior written notice to Institution, on a confidential basis, such records for the purpose of verifying the amount charged under this Agreement. For clarity, Institution will retain these records for (i) at least three (3) years after the end of the calendar year in which an expense was incurred, (ii) three (3) years after termination of the Study, or (iii) as required by Law, whichever is longer. In the event that it is determined that Institution has overcharged Sponsor for any fees, costs or expenses, Institution shall reimburse Sponsor within ninety (90) days for the amount of such overcharge

13. **Ownership of Equipment**

Sponsor shall own all right, title and interest in and to any equipment supplied by, or purchased at the expense of Sponsor (the "Equipment"), unless otherwise specifically acknowledged by Sponsor in writing. Institution shall make any Uniform Commercial Code ("UCC") or other filings necessary to secure and evidence Sponsor's ownership of the Equipment as and when requested by Sponsor. Institution shall ensure that permanent, clear, and prominent notices of Sponsor's ownership are affixed on all Equipment. Institution shall be liable for all loss and/or damage which occurs to the Equipment while in the possession or control of Institution to the extent arising from the willful default or negligence of its respective agents or employees. Institution shall not be entitled to use the Equipment for any purpose other than the proper conduct of the Study in accordance with the Protocol and this Agreement. Institution shall not: (i) indicate to any third party that it is the legal and/or beneficial owners of the Equipment; (ii) create or permit to subsist any lien, mortgage or charge on the whole or any part of the Equipment, (iii) create or permit to subsist any contingent right on the part of any person to call for any such lien, mortgage or charge over the Equipment; or (iv) transfer any of the Equipment to any third party or allow any third party to take possession of any of the Equipment. Institution shall (a) use the Equipment only for the purposes described in the Protocol or such other purposes as Sponsor may approve in writing, (b) restrict access to and use of the Equipment to Investigator, other personnel and patients for whom such access and use is required to conduct the Study, and (c) deliver the Equipment to Sponsor or its designee on the earlier of the completion of the Study, the termination or expiration of this Agreement, or as otherwise requested by Sponsor.

14. **Confidential Information**

A. Unless otherwise agreed or required by Law, the Institution and Investigator shall treat all information relating to the Study Product and the Study as confidential ("Confidential Information") and shall not disclose such Confidential Information to any third party or use such Confidential Information for any purpose other than the performance of the Study or as allowed in Section 11.B without the prior written consent of Sponsor. For purposes of keeping information confidential, the Institution and Investigator shall use efforts at least as commensurate with those employed by the Institution and Investigator for the protection of their own confidential information; provided, however, such efforts shall not be less than commercially reasonable and the use of such efforts shall not constitute a defense in the event that any of the Confidential Information is not kept confidential in accordance with the terms of this Agreement. The Institution and Investigator shall inform each of their employees receiving such Confidential Information of these obligations concerning use and disclosure. The confidentiality obligations of this Agreement shall also apply to any proprietary, trade secret or other confidential information which may have been disclosed to the Institution and Investigator by Sponsor prior or subsequent to the execution of this Agreement. Institution and Investigator acknowledge that in the event of a breach of this Agreement, (i) Sponsor may suffer irreparable damage that may not be fully remedied by damages, and (ii) Sponsor shall be entitled to seek injunctive relief against any such breach in court, and (iii) any action taken by Sponsor shall in no way be construed to limit or otherwise restrict its rights to seek other damages or relief available under this Agreement or Law.

B. Notwithstanding the obligations of confidentiality noted in this Article 14, these obligations shall not apply to any portion of the Confidential Information which the Institution and Investigator can clearly prove by written documentation is:

(i) information that is in the public domain at the time of disclosure by the disclosing Party, or that which subsequently enters the public domain through no breach of this Agreement;

(ii) information which was in the possession of the Institution and Investigator prior to disclosure hereunder;

(iii) information obtained by the Institution and Investigator in good faith from a third party who is not under a restriction to disclose such information;

(iv) information which is required by Law or court order to be disclosed; provided, however, Sponsor is given prior written prompt notice of such legal requirement, and assistance as necessary, such that the Sponsor shall have the opportunity to apply for a protective order, injunction, or for confidential treatment of such Confidential Information and if such order is not obtained only the minimum amount of Confidential Information to satisfy such law or court order will be disclosed; or

(v) information that, by clear and convincing written records, can be proven to have been independently developed by the Institution and Investigator after disclosure hereunder, without the aid, application or use in any way of Confidential Information received under this Agreement.

Notwithstanding the foregoing, all information or data developed pursuant to this Agreement, including, but not limited to, Study Data is the Confidential Information of Sponsor.

C. Notwithstanding anything to the contrary in this Agreement, all individually identifiable health information shall be treated as confidential by the Parties in accordance with all Laws governing the confidentiality and privacy of individually identifiable health information, including without

limitation, HIPAA, and any regulations and official guidelines promulgated thereunder, and the Parties agree to take such additional steps and/or to negotiate such amendments to this Agreement as may be required to ensure that the Parties are and remain in compliance with the HIPAA regulations and official guidance. Both Parties shall comply with Laws and regulations, as amended from time to time, with the respect to the collection, use, storage and disclosure of any Study Data, including without limitation, the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations (45 C.F.R. et.seq.) If applicable, any data furnished to Sponsor concerning Institution patients will be furnished in a coded format, which protects patient identities. Sponsor's ability to review the patients' medical record shall be subject to reasonable safeguards for the protection of patient confidentiality.

D. Neither Institution nor Investigator shall disclose to Sponsor, or induce Sponsor to use any secret or confidential information or material belonging to others, including other sponsors of other clinical trials.

E. Unless otherwise agreed in writing, within thirty days after the termination of this Agreement or the written request by the disclosing Party, the receiving Party shall return to the disclosing Party all the disclosing Party's Confidential Information in documentary or permanent form, including any and all copies thereof, except as required to be retained: (i) by the Laws; (ii) the receiving Party's legal department or legal representative, who may retain one copy of such Confidential Information, solely to determine the scope of its obligations hereunder save that in either case that retained Confidential Information shall be retained subject to continuing obligations of confidence; or (iii) as allowed in Section 11.B.

15. **Publications**

A. Subject to the terms and conditions of this Agreement and the remaining provisions of this Article 15, following completion of the Study, Institution has the right, consistent with academic standards, to publish or publicly present the results of the Study; provided, however, Institution agrees not to publish or publicly present any interim results of the Study without the prior written consent of Sponsor or otherwise prior to publication of the multicenter publication or the expiry of the period of twelve (12) months following completion or termination of the Study, whichever occurs earliest. The parties agree that Investigator will be the first author on the initial multicenter publication related to the Protocol. Institution agrees to provide thirty (30) days written notice to Sponsor prior to submission for publication or presentation to permit Sponsor to review drafts of abstracts and manuscripts for publication (including, without limitation, slides and texts of oral or other public presentations and texts of any transmission through any electronic media, e.g. any computer access system such as the Internet, World Wide Web etc.), (collectively or individually a "Public Presentation") which report any data or results arising out of the Study. Sponsor shall have the right to review and comment, with respect to a Public Presentation to:

(i) ensure that the Public Presentation does not contain any Confidential Information other then Study results; or

(ii) protect Sponsor's intellectual property rights and proprietary interest in any Inventions (as defined below).

In no event shall any Public Presentation contain any of the foregoing information specified in subsections (i) and (ii) above, unless Institution has complied with Section 15.B.

B. If Sponsor makes a good faith determination during its review that the publication or presentation contains Confidential Information other than Study results of Sponsor or would be detrimental to its intellectual property interests or to the conduct, completion, or analysis of the results of the Study by Sponsor or its affiliates, Institution shall refrain from submitting such proposed publication or presentation to any third party for up to an additional sixty (60) days to allow Sponsor or its affiliates

to file patent applications or take other steps to protect its intellectual property interests or, in the alternative and at Sponsor's or its affiliate's sole election, shall redact or otherwise modify the proposed publication or presentation to remove any of Sponsor's Confidential Information

C. To the extent that the Institution's participation in the Protocol is a part of a multi-center study, Institution agrees that an initial Public Presentation of their results shall occur only following the release of the multi-center publication or the expiry of the period of twelve (12) months following completion or termination of the Study, whichever occurs earliest, unless prior written permission is obtained in advance from Sponsor for Public Presentation of separate results.

D. At Sponsor's request, Sponsor shall be acknowledged as a financial Sponsor of the Study reported in the Public Presentation.

16. **Clinical Supplies**

Sponsor shall make available sufficient quantities of Study Product to carry out the Study, it being understood that Institution shall take responsibility for and reasonable steps to maintain appropriate records and assure appropriate supply, handling, storage, distribution and usage of these materials in accordance with the Protocol and any Laws relating thereto. Clinical supplies may not be used for any other purpose than that stated in the Protocol. All unused materials will be returned to Sponsor by Institution at Sponsor's expense at the conclusion of the Study, or upon earlier termination of this Agreement, unless written authorization to destroy or retain such unused materials is given by Sponsor. If authorization to destroy unused material is given, Institution shall provide Sponsor with documentation of the method of destruction.

INSTITUTION UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE STUDY PRODUCT IS INVESTIGATIONAL IN NATURE AND THAT NO WARRANTY, EITHER EXPRESS OR IMPLIED, IS MADE REGARDING THE STUDY PRODUCT. WITHOUT LIMITING THE FOREGOING, SPONSOR EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

17. **Indemnification and Insurance**

A. Sponsor shall, at its expense, indemnify, hold harmless and, at Institution's written request, defend Institution and its subsidiaries, affiliates, directors, trustees, officers, employees, agents, and independent contractors, from and against any claims, loss, damage and associated expenses (including attorney's fees) ("Claims") arising out of performance of this agreement, regardless of the legal theory asserted including but not limited to: (1) Claims arising out of an injury or condition allegedly caused by the administration of the drug or device being tested; (2) Claims arising out of Sponsor's use of the research performed under this Agreement; and (3) infringement or misappropriation Claims.

B. Notwithstanding the foregoing, Sponsor shall have no indemnification obligation or liability for Claims resulting from:

(i) failure of Institution or any Study Personnel to adhere to the terms and provisions of the Protocol or agreed amendments thereto or the terms of this Agreement or Sponsor's written recommendations and instructions relative to the administration and use of any drug substances involved in the Study, including, but not limited to, the Study Product, any comparative drug and any placebo;

(ii) failure of Institution or Investigator to comply with any Law applicable to the performance of its obligations under this Agreement; or

(iii) negligent act or omission or willful misconduct by Investigator, Institution, its trustees, officers, agents or employees related to the treatment of Study subjects under this Agreement.

C. Whenever Investigator and/or Institution has information from which it may reasonably conclude an incident of bodily injury or death has occurred, Institution and/or Investigator shall immediately give notice to Sponsor of all pertinent data surrounding such incident. In the event a Claim is made or a suit is brought, Institution and/or Investigator shall promptly notify Sponsor, and Institution and Investigator shall assist Sponsor and cooperate in the gathering of information with respect to the time, place, and circumstances of the incident in question and in obtaining all the information requested by Sponsor with respect to the injured parties and available witnesses. Investigator and Institution agree to cooperate with and to authorize Sponsor to carry out sole management and defense of such claim or action. Neither Investigator nor Institution, its trustees, officers, agents or employees shall compromise or settle any claim or action without the prior written approval of Sponsor. Institution shall have the right to be represented by counsel of its own choosing, but at its own expense. Notwithstanding the above, Sponsor agrees not to settle or compromise any claim against Institution without Institution's prior written approval. Such approval shall not unreasonably be withheld.

D. Institution shall indemnify, hold harmless and defend Sponsor, its trustees, officers, employees and agents, from and against only those third party Claims directly attributable to Institution's negligence with respect to its treatment of patients pursuant to this Agreement. Notwithstanding the above, Institution shall have no obligation to indemnify Sponsor for any other Claims (including, but not limited to, infringement or product liability Claims).

E. These provisions regarding indemnification shall survive the termination of this Agreement.

F. Institution shall secure and maintain in full force and effect through the performance of the Study (and following termination or early termination of the Study for a further period of 24 months to cover any claims arising from the Study) insurance coverage for, in amounts reasonably sufficient to cover the following events but in any event, in respect of each of the items below separately, an amount not less than US$3 million (three million US dollars) per incident and US$5 million (five million US dollars) in aggregate in any insurance year (being a period of not more than 12 calendar months):

(i) medical professional and/or medical malpractice liability (including coverage of Investigator and any Sub-Investigators); and

(ii) general liability (including coverage for the Study site).

Upon request of Sponsor, copies of certificates evidencing such insurance coverage will be made available to Sponsor and Institution shall provide thirty (30) days prior written notice to Sponsor in the event of cancellation or any material change in such insurance.

G. During the term of this agreement, Sponsor shall maintain such insurance (or self insurance) coverage for clinical trials and completed operations as Sponsor deems appropriate (acting reasonably).

H. WITHOUT LIMITING THE OBLIGATIONS OF INDEMNTIFICATION, NEITHER SPONSOR NOR INSTITUTION NOR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS OR EMPLOYEES, SHALL HAVE ANY LIABILITY OF ANY TYPE, FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO THE LOSS OF OPPORTUNITY, LOSS OF USE, OR LOSS OF REVENUE OR PROFIT, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

I. EXCEPT AS EXPRESSLY PROVIDED HEREIN, INSTITUTION MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, REGARDING ITS PERFORMANCE UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE MARKETABILITY, USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE RESEARCH RESULTS DEVELOPED UNDER THIS WORK, OR THAT SUCH RESULTS DO NOT INFRINGE UPON ANY THIRD PARTY PROPERTY RIGHTS.

J. In the event of a serious adverse event, as defined in the clinical protocol, which is directly attributable to the Study Product, Institution will offer to provide medical care and Sponsor shall reimburse Institution for reasonable and necessary medical expenses incurred by such Study participant as a direct result of the treatment of such serious adverse reactions from the Study following the use of the Study Product in accordance with the Protocol, provided that such expenses are not covered by the Study participant's medical or hospital insurance coverage or other third party or government programs and such serious adverse event is not attributable to the negligence or willful malfeasance of Institution. Senesco will not pay for lost wages, disability, or discomfort due to any such side effects or injuries.

18. **Inventions and Patents**

A. Any inventions, innovations, improvements, new uses, processes, copyrights, trade secrets, techniques, discoveries, compounds and/or products (whether or not patentable) that are conceived, derived, reduced to practice, made or developed related to the Study Product or Protocol arising during and in the course of the performance of the Study as specified in the Protocol and are based on or subject to the claims of Sponsor's patentable inventions or Sponsor's Confidential Information or that are otherwise directly related to the Study Product, the Protocol, and/or the performance of the Study and using the Study Product (collectively, "the Inventions"), shall be the sole and exclusive property of Sponsor and/or its affiliates with full right, title, and interest thereto.

B. Investigator and Institution shall promptly communicate in full detail, disclose in writing and expressly assign, and hereby do assign, with full right, title and interest thereto, all Inventions and Study Data, collected, generated, prepared, or derived by Investigator and/or Institution or their respective current or former employees, agents, representatives, consultants, directors, affiliates, and any Sub-investigators ("Representatives") during the course of, or as a direct result of, the Study. Institution warrants that it has enforceable written agreements or policies with all of its employees who receive Confidential Information under this Agreement assigning to Institution ownership of all intellectual property rights created in the course of their employment. Any inventions, innovations, processes, techniques, discoveries, compounds, products, and data arising out of work solely performed by Investigator and/or Institution during the term of the Study but unrelated to this Agreement, the Study Product, and the Study Protocol, shall be the sole and exclusive property of Investigator and/or Institution with full right, title, and interest thereto. It is expressly agreed that neither Institution nor Sponsor transfers by operation of this Agreement to the other Party any right in or license to any patents, copyrights, or other proprietary right owned as of the commencement date of the Agreement or arising outside of the research conducted under this Agreement.

C. Upon termination of this Agreement, the Investigator, the Institution or any of their respective Representatives shall have no right, title or interest in or to the Inventions, and Sponsor may, at its sole option, incorporate any Inventions in any regulatory filings or patent applications. Institution and Investigator and their Representatives shall cooperate fully with Sponsor in obtaining and maintaining, at Sponsor's sole cost and expense, any applicable protection, including patent protection, as may be available with respect to such Inventions, and shall execute all documents deemed necessary by Sponsor

for purposes of procuring and maintaining such protection, and all documents necessary for assigning Inventions to Sponsor or its affiliates.

19. **Notice**

Whenever any notice is to be given hereunder, it shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or personally delivered to the appropriate Party at the address indicated below, or at such other place or places as either Party may designate in a written notice to the other:

To Institution:	Mayo Clinic Legal Contract Administration 200 First St. SW Rochester, MN, 55905-0001
Attention:	Brenda Burns, Contract Manager
To Sponsor:	Senesco Technologies, Inc. 721 Route 202/206; Suite 130 Bridgewater, NJ 08807
Attention:	Richard S. Dondero

Notice shall be deemed to have been received at the earlier of receipt or five (5) days from the date of mailing (in the case of a letter).

20. **Assignment**

This Agreement is not assignable by Institution without Sponsor's prior written consent. Any attempted assignment or delegation in violation hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties, their heirs, legal representatives, successors and assigns.

21. **Applicable Law**

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, excluding the choice of law rules.

22. **Publicity**

Except as otherwise required by Law, neither Party shall use the names or trademarks of the other Party or of any of the other Party's affiliated entities in any advertising, publicity, endorsement, or promotion unless the other Party has provided prior written consent for the particular use contemplated. With regard to the use of Institution's name, all requests for approval pursuant to this Article must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following E-mail address: publicaffairsbr@mayo.edu at least five (5) business days prior to date on which a response is needed. The terms of this Article survive the termination, expiration, non-renewal, or rescission of this Agreement.

23. **Independent Contractor**

It is agreed by the Parties that Institution is acting in the capacity of an independent contractor hereunder and not as employee, agent or joint venturer of or with Sponsor. Institution shall not have any authority to represent, bind or act on behalf of Sponsor.

24. **Agreement Modifications**

Neither this Agreement nor the Protocol may be altered, amended or modified except by written document signed by all Parties.

25. **Severability**

If any term or condition of this Agreement, the deletion of which would not adversely affect the receipt of any material benefit by either Party hereunder, shall be held illegal, invalid or unenforceable, the remaining terms and conditions of this Agreement shall not be affected thereby and such terms and conditions shall be valid and enforceable to the fullest extent permitted by Law.

26. **No Waiver**

The failure of either Party to complain of any default by the other Party or to enforce any of such Party's rights, no matter how long such failure may continue, will not constitute a waiver of the Party's rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

27. **Force Majeure**

Noncompliance by either Party with the obligations of this Agreement due to force majeure, (laws or regulations of any government, war, civil commotion, destruction of production facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers), or any other causes beyond the reasonable control of the applicable Party, shall not constitute breach of this Agreement and such Party shall be excused from performance hereunder to the extent and for the duration of such prevention, provided it first notifies the other Party in writing of such prevention and that it uses its best efforts to cause the event of the force majeure to terminate, be cured or otherwise ended.

28. **Heading**

The headings and captions of the articles and sections of this Agreement shall be for convenience only.

29. **Patient Material**

Patient Material means any biologic material of human origin including without limitation tissues, blood, plasma, urine, spinal fluid or other fluids derived from the Study participants in accordance with the Protocol ("Patient Material").

Institution agrees to make the Patient Material available to the Sponsor on the following conditions: (a) the Patient Material is owned by Institution; (b) Sponsor has no rights to the Patient Material other than the specific use in the Study; (c) the Patient Material may only be used by the Sponsor or Institution, central lab or other contracted party ("Designee") to perform tests as defined in the IRB approved Protocol and may not be stored for future unspecified use; (d) the Patient Material may not be sold or transferred to any other party, except a Designee; (e) at the conclusion of the Study, once all Study Data has been verified, the Patient Material is either returned or destroyed; (f) any future use of the

Patient Material requires an amendment to the contract and may require additional patient consent as directed by the IRB; and (g) the Patient Material must be retained by Institution until Institution has received written notice from Sponsor that all Study Data has been verified, provided, however, retention shall not to exceed five (5) years from Institution obtaining the Patient Material. The Sponsor agrees to accept responsibility for any and all subcontractors contracted by the Sponsor who may provide services using the Patient Material under this Agreement.

30. **Clinical Trial Registry**

Sponsor and Institution agree that if the Study is required to be registered on Clinicaltrials.gov, Institution will not be deemed the responsible party pursuant to the FDA Amendments Act of 2007, (H.R. 3580) ("FDAAA"). Any change in the designation of the responsible party to Institution, would require an amendment to this agreement. Results of this study will be reported in compliance with the FDAAA. If specifically required by the FDAAA, the results of this study will be reported on Clinicaltrials.gov.

31. **Export Controls**

The Parties are subject to and required to comply with statutes and regulations of the U.S. Government relating to exportation of technical data, computer software, laboratory prototypes, and other commodities, including but not limited to the Arms Export Control Act, 22 U.S.C. Section 2751 et seq. and the Export Administration Act of 1979, as amended.

The Parties will not use or otherwise export or re-export anything exchanged or transferred between them pursuant to this Agreement except as otherwise authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person's List or Entity List. By entering into this Agreement, each Party represents and warrants that it is not located in any such country or on any such list. Each Party also agrees that it will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production or missiles, or nuclear, chemical or biological weapons. Each Party further agrees that it will not knowingly permit services provided pursuant to this Agreement to be obtained or used by any person or entity prohibited from receiving or using such services under U.S. law. In the event that either Party becomes aware of any suspected violations of this paragraph, that Party will promptly inform the other Party of such suspected violation.

Sponsor agrees to notify Institution of any export controlled technology being provided to Institution under this Agreement prior to its transfer to Institution. The transfer of certain technical data and commodities may require a license from an agency of the U.S. Government and/or written assurances from Sponsor that Sponsor will not re-export certain data or commodities to certain foreign countries without prior approval of such agency. While Institution will cooperate with Sponsor, at Sponsor's expense, to secure any license that such agency deems necessary, Institution cannot guarantee that such license will be granted. In the event Institution is unable to obtain a license from the United States government for export, Institution is not liable to Sponsor.

32. **Non-referral**

The Parties agree that it is not their intent under this Agreement to induce or encourage the unlawful referral of patients or business between the Parties and there shall not be any requirement under this Agreement that either Party, its employees or affiliates, including its medical staff, engage in any unlawful referral of patients to, or order or purchase products or services from, the other Party.

33. **Counterparts**

This Agreement may be executed in any number of counterparts which, when taken together, will constitute one original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each Party hereto consents to be bound by photocopy or facsimile signatures of such Party's representative hereto.

34. **Entire Understanding**

This Agreement, including any exhibits and schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes and cancels all previous agreements among the Parties, written and oral in respect of the subject matter hereof. In the event of any inconsistency or conflict between this Agreement and the Protocol, the terms of this Agreement shall govern except with regard to adverse event reporting procedures which shall be governed by the applicable Protocol and any appendix or attachment thereto.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, by duly authorized representatives, as of the Effective Date.

Senesco Technologies, Inc.

BY: [signature] 8/15/11

NAME: Richard Dondero

TITLE: Vice-President Research and Development

Mayo Clinic

BY: [signature]

NAME: [redacted] Randall S. Jones

TITLE: [redacted] Operations Manager

8/16/2011

READ AND UNDERSTOOD:

INVESTIGATOR

BY: [signature]

NAME: John Lust, MD 8/16/11

TITLE: Associate Professor of Hematology

Reviewed by Contract Mgr [initials]